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As filed with the Securities and Exchange Commission on September 29, 2005

Registration No. 333-126793

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STATE NATIONAL BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

State of Texas (State or other jurisdiction of incorporation or organization)	6021 (Primary Standard Industrial Classification Code Number)	75-2641879 (I.R.S. Employer Identification No.)
4500 Mercantile Plaza Drive Suite 300 Fort Worth, Texas 76137 (817) 547-1150 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Tom C. Nichols
Chairman, President and Chief Executive Officer
State National Bancshares, Inc.
4500 Mercantile Plaza Drive
Suite 300
Fort Worth, Texas 76137
(817) 547-1150
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Chet A. Fenimore, Esq. Charles E. Greef, Esq. Jenkens & Gilchrist, P.C. 401 Congress Avenue, Suite 2500 Austin, Texas 78701 Telephone: (512) 499-3800 Facsimile: (512) 499-3810	Frank Ed Bayouth II, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 1600 Smith Street, Suite 4400 Houston, Texas 77002 Telephone: (713) 655-5100 Facsimile: (713) 655-5200

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

 EXPLANATORY NOTE

        State National Bancshare, Inc. is filing this Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-126793) solely for the purpose of filing Exhibits 1.1 and 1.2 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than commissions and fees of the underwriters. All of the amounts shown are estimates, except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee	$5,414
NASD filing fee	$5,100
Printing and mailing expenses	$250,000
Transfer agent fees	$50,000
Nasdaq National Market listing fee	$105,000
Nasdaq National Market annual fee (prorated for 2005)	$6,125
Accounting fees and expenses	$175,000
Legal fees and expenses	$300,000
Marketing expenses	$100,000
Miscellaneous fees expenses	$15,000

Total	$1,011,639

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Generally, Article 2.02-1 of the Texas Business Corporation Act permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest, or (b) in other cases, that his conduct was at least not opposed to the corporation's best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBCA requires a corporation to indemnify a director or officer for any action that such director or officer is wholly successful in defending on the merits.

        Our amended and restated articles of incorporation provide for indemnification rights to our officers and directors to the maximum extent allowed by Texas law. Pursuant to the Texas Business Corporation Act and Article VIII of our amended and restated articles of incorporation, we will indemnify and, under certain circumstances, advance expenses to, any person who was, is, or is threatened to be named as, a defendant or respondent in a proceeding because that person is or was one of our directors or officers or because that person served at our request a director, officer, employee, agent or similar functionary of another corporation, partnership, joint venture or other enterprise.

        Pursuant to Article VII of our amended and restated articles of incorporation, a person may be indemnified only if it is determined, in accordance with methods specified in our amended and restated articles of incorporation that: (1) he or she acted in good faith, (2) he or she reasonably believed that any actions taken in an official capacity were in our best interests and that any actions taken outside an official capacity were not opposed to our best interests, and (3) in the case of any criminal proceeding, he or she had no reason to believe his or her conduct was unlawful and he or she was not found liable. A person found liable to State National Bancshares or found liable on the basis that the person improperly received a personal benefit may only be indemnified for reasonable expenses actually incurred by the person in connection with the proceeding; however, if the person is found liable for willful or intentional misconduct in the performance of his duty to State National Bancshares, we shall not indemnify that person in any respect. We are required to indemnify an officer, director or past director against reasonable expenses he or she incurs in connection with a proceeding in which he or she is a party because he or she is one of our directors or officers, or, while a director, has served as a director, officer or other functionary of another entity, if he or she has been wholly successful in the defense of the proceeding, whether on the merits or otherwise.

        Article 2.02-1(R) of the Texas Business Corporation Act authorizes a Texas corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, employee benefit plan, other enterprise or other entity, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.

        Article VIII of our amended and restated articles of incorporation authorize us to purchase and maintain insurance on behalf of any person who is or was a director or officer of State National Bancshares against any liability asserted against that person and incurred by that person in such a capacity, whether or not we would have the power to indemnify that person against that liability otherwise under the amended and restated articles of incorporation or under Texas law.

        Finally, Article VII of our amended and restated articles of incorporation provides that the personal liability of our directors for monetary claims for damages resulting from an act or omission in the director's capacity as a director shall be eliminated, provided that this provision does not eliminate or limit the liability of any director for: (1) a breach of a director's duty of loyalty to us or our shareholders; (2) an act or omission not in good faith that constitutes a breach of the duty of the director to us or acts or omissions that involve intentional misconduct or a knowing violation of the law; (3) a transaction from which a director received an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the directors' office; or (4) an act or omission for which the liability of a director is expressly provided for by statute.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

        In the three-year period ended June 30, 2005, we have sold the following unregistered securities:

        Between July 19 and August 3, 2004, we issued 900,000 shares of our common stock in a private placement at a price of $21.00 to 66 "accredited investors" (as defined in Rule 501(a) under the Securities Act of 1933, as amended). The issuance of our common stock in the private placement was made in reliance upon the exemption from compliance with the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and applicable state securities law exemptions. The net proceeds of the private placement were $17.9 million and these proceeds were used to fund the purchase price for our acquisition of Mercantile Bank.

        On March 17, 2004, we issued floating rate junior subordinated debentures in the aggregate principal amount of $10,300,000 to State National Statutory Trust II, a subsidiary of the company. The issuance of our floating rate junior subordinated debentures to this subsidiary was made in reliance upon the exemption from compliance with the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act and applicable state securities law exemptions. The proceeds from the issuance of the junior subordinated debentures to this subsidiary were used by the Company for general corporate purposes. Distributions on the floating rate junior subordinated debentures are payable quarterly (March 17, June 17, September 17, and December 17 of each year) at the annual rate based on the three-month LIBOR, plus 2.79%, reset for each distribution date, have a stated maturity of March 17, 2034.

        On July 14, 2003, we issued floating rate junior subordinated debentures in the aggregate principal amount of $15,500,000 to State National Statutory Trust II, a subsidiary of the company. The issuance of our floating rate junior subordinated debentures to this subsidiary was made in reliance upon the exemption from compliance with the registration requirements of the Securities Act contained in Section 4(2) of the Securities Act and applicable state securities law exemptions. The proceeds from the issuance of the junior subordinated debentures to this subsidiary were used by the Company to redeem trust preferred securities issued by Independent Capital Trust. Distributions on the junior subordinated debentures to this subsidiary are payable quarterly (March 30, June 30, September 30, and December 30 of each year) at the annual rate based on the three-month LIBOR, plus 3.05%, reset for each distribution date, had a stated maturity of September 30, 2033.

        The table below details options we granted for purchase of an aggregate of 342,050 shares of our common stock to certain directors, executive officers and employees under our stock option plan. The options were granted for services provided by the grantees during the periods indicated. These options were granted pursuant to the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act.

Option Grants During 2004, 2003

Award date	# of Shares	Exercise Price Per Share	# of Shares Exercised
May 6, 2002	6,500	$16.00	—
September 16, 2002	3,000	$16.50	—
October 30, 2002	22,500	$17.00	—
January 24, 2003	9,500	$16.00	—
June 17, 2003	7,500	$16.00	—
June 30, 2003	53,800	$17.00	1,000
July 14, 2003	10,000	$17.50	—
January 28, 2004	4,250	$18.50	—
July 15, 2004	34,500	$21.00	—
August 1, 2004	165,000	$18.50	—
August 1, 2004	10,500	$21.00	—
September 20, 2004	10,000	$21.00	—
December 15, 2004	5,000	$21.00	—

Total	342,050

        In December 2004, we issued 7,122 shares of our common stock to certain directors under our director fee stock plan. In December 2003 and 2002, we issued 7,800 and 7,156 shares from our treasury stock, respectively. The stock was granted pursuant to elections made by certain directors to receive stock in lieu of cash as payment for their director fees for the years ended December 31, 2004, 2003 and 2002. Pursuant to the director fee stock plan, the issuance of our common stock to our directors was made in reliance upon the exemption from compliance with the registration requirements of the Securities Act provided by Rule 701 of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE.

  (a)
  Exhibits

Exhibit Number	Description of Exhibits
1.1	Form of Underwriting Agreement
1.2	Indemnification Agreement by and among Keefe, Bruyette & Woods, Inc., State National Bancshares, Inc., Sandler O'Neill Partners, L.P. and certain underwriters.
2.1	Agreement and Plan of Merger, dated as of May 17, 2005, by and between State National Bancshares, Inc., New Heritage Financial Corporation, and Heritage Financial Corporation*
2.2	Letter Agreement, dated September 20, 2005, by and between State National Bancshares, Inc., and Heritage Financial Corporation*
3.1	Amended and Restated Articles of Incorporation of State National Bancshares, Inc.*
3.2	Amended and Restated Bylaws of State National Bancshares, Inc.*
4.1	Specimen stock certificate representing State National Bancshares, Inc. Common Stock*
4.2	Indenture, dated as of July 31, 2001, between State National Bancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)*
4.3
Amended and Restated Declaration of Trust, dated as of July 31, 2001, by and among State National Bancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association), and Tom C. Nichols, Don E. Cosby, and Edmund W. McGee, as Administrators*
4.4
Guarantee Agreement, dated as of July 31, 2001, between State National Bancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)*
4.5	Indenture, dated as of July 14, 2003, between State National Bancshares, Inc. and The Bank of New York*
4.6
Amended and Restated Declaration of Trust, dated as of July 14, 2003, by and among State National Bancshares, Inc. and The Bank of New York, and The Bank of New York (Delaware) and Trustees, as Administrators*
4.7	Guarantee Agreement, dated as of July 14, 2003, between State National Bancshares, Inc. and The Bank of New York*
4.8	Indenture, dated as of March 17, 2004, between State National Bancshares, Inc. and U.S. Bank National Association*
4.9
Amended and Restated Declaration of Trust, dated as of March 17, 2004, by and among State National Bancshares, Inc. and U.S. Bank National Association, and Tom C. Nichols, Don E. Cosby, and Edmund W. McGee, as Administrators*
4.10	Guarantee Agreement, dated as of March 17, 2004, between State National Bancshares, Inc. and U.S. Bank National Association*
5.1	Opinion of Jenkens & Gilchrist, a Professional Corporation, related to the shares of common stock being sold in the initial public offering*
10.1	State National Bancshares, Inc. Stock Option Plan*

10.2	Form of State National Bancshares, Inc. Non-Statutory Stock Option Award Agreement*
10.3	Form of State National Bancshares, Inc. Director Fee Stock Plan*
10.4	Form of State National Bancshares, Inc. Supplemental Executive Retirement Plan*
10.5	Financial Services Agreement, dated May 19,1999, between State National Bancshares, Inc. and Castle Creek Financial, LLC (f/k/a Belle Plaine Financial LLC)*
10.6	Employment Agreement, dated June 30, 1999, between State National Bancshares, Inc. and Tom C. Nichols*
10.7	Employment Agreement, dated June 30, 1999, between State National Bancshares, Inc. and Don E. Cosby*
10.8	Employment and Non Compete Agreement, dated April 23, 2004, between State National Bancshares, Inc. and Gary G. Johnson*
10.9	Employment and Non Compete Agreement, dated April 23, 2004, between State National Bancshares, Inc. and Morrie B. Minshew*
10.10	Employment and Non Solicitation Agreement, dated April 23, 2004, between State National Bancshares, Inc. and Douglas L. Terry*
10.11	Employment and Non Solicitation Agreement, dated April 23, 2004, between State National Bancshares, Inc. and David Woodle*
10.12	Agreement and Plan of Reorganization, dated as of April 12, 2004, by and between State National Bancshares, Inc. and Mercantile Bank Texas*
10.13	First Amendment to Agreement and Plan of Reorganization, dated as of June 16, 2004, by and between State National Bancshares, Inc. and Mercantile Bank Texas*
10.14	Agreement and Plan of Share Exchange, dated as of June 16, 2004, by and between State National Bancshares, Inc. and Mercantile Bank Texas*
21	List of Subsidiaries of State National Bancshares, Inc.*
23.1	Consent of Deloitte & Touche, LLP, independent registered public accounting firm*
23.2	Consent of George Morgan & Sneed, P.C.*
23.3	Consent of Jenkens & Gilchrist, a Professional Corporation (contained in Exhibits 5.1)*
24.1	Power of Attorney of Directors and Executive Officers of the Company included on the signature page of this registration statement and incorporated herein by reference*

*
Previously filed.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or accompanying notes.

ITEM 17. UNDERTAKINGS.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

          (1)   To provide the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          (2)   For purposes of determining any liability under the Securities Act of 1933, that the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3)   For the purpose of determining any liability under the Securities Act of 1933, that each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fort Worth, Texas, on the 29th day of September, 2005.

STATE NATIONAL BANCSHARES, INC.
By:	/s/ TOM C. NICHOLS Tom C. Nichols, Chairman of the Board, President and Chief Executive Officer

        Pursuant to the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ TOM C. NICHOLS Tom C. Nichols	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	September 29, 2005
/s/ DON E. COSBY Don E. Cosby	Executive Vice President, Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	September 29, 2005
* Larry G. Autrey	Director	September 29, 2005
* Rick J. Calhoon	Director	September 29, 2005
* James A. Cardwell	Director	September 29, 2005
* Gary J. Fletcher	Director	September 29, 2005

* Mark G. Merlo	Director	September 29, 2005
* H. Gil Moutray	Director	September 29, 2005
* Ben B. Stribling	Director	September 29, 2005
* Lucinda Vargas	Director	September 29, 2005
* F. James Volk	Director	September 29, 2005
*By Tom C. Nichols pursuant to a Power of Attorney executed by the designated directors which Power of Attorney has previously been filed with the Securities and Exchange Commission.
*By:	/s/ TOM C. NICHOLS Tom C. Nichols Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1	Form of Underwriting Agreement
1.2	Indemnification Agreement by and among Keefe, Bruyette & Woods, Inc., State National Bancshares, Inc., Sandler O'Neill Partners, L.P. and certain underwriters.
2.1	Agreement and Plan of Merger, dated as of May 17, 2005, by and between State National Bancshares, Inc., New Heritage Financial Corporation, and Heritage Financial Corporation*
2.2	Letter Agreement, dated September 20, 2005, by and between State National Bancshares, Inc., and Heritage Financial Corporation*
3.1	Amended and Restated Articles of Incorporation of State National Bancshares, Inc.*
3.2	Amended and Restated Bylaws of State National Bancshares, Inc.*
4.1	Specimen stock certificate representing State National Bancshares, Inc. Common Stock*
4.2	Indenture, dated as of July 31, 2001, between State National Bancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)*
4.3
Amended and Restated Declaration of Trust, dated as of July 31, 2001, by and among State National Bancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association), and Tom C. Nichols, Don E. Cosby, and Edmund W. McGee, as Administrators*
4.4
Guarantee Agreement, dated as of July 31, 2001, between State National Bancshares, Inc. and U.S. Bank National Association (f/k/a State Street Bank & Trust Company of Connecticut, National Association)*
4.5	Indenture, dated as of July 14, 2003, between State National Bancshares, Inc. and The Bank of New York*
4.6
Amended and Restated Declaration of Trust, dated as of July 14, 2003, by and among State National Bancshares, Inc. and The Bank of New York, and The Bank of New York (Delaware) and Trustees, as Administrators*
4.7	Guarantee Agreement, dated as of July 14, 2003, between State National Bancshares, Inc. and The Bank of New York*
4.8	Indenture, dated as of March 17, 2004, between State National Bancshares, Inc. and U.S. Bank National Association*
4.9
Amended and Restated Declaration of Trust, dated as of March 17, 2004, by and among State National Bancshares, Inc. and U.S. Bank National Association, and Tom C. Nichols, Don E. Cosby, and Edmund W. McGee, as Administrators*
4.10	Guarantee Agreement, dated as of March 17, 2004, between State National Bancshares, Inc. and U.S. Bank National Association*
5.1	Opinion of Jenkens & Gilchrist, a Professional Corporation, related to the shares of common stock being sold in the initial public offering*
10.1	State National Bancshares, Inc. Stock Option Plan*
10.2	Form of State National Bancshares, Inc. Non-Statutory Stock Option Award Agreement*
10.3	Form of State National Bancshares, Inc. Director Fee Stock Plan*

10.4	Form of State National Bancshares, Inc. Supplemental Executive Retirement Plan*
10.5	Financial Services Agreement, dated May 19, 1999, between State National Bancshares, Inc. and Castle Creek Financial, LLC (f/k/a Belle Plaine Financial LLC)*
10.6	Employment Agreement, dated June 30, 1999, between State National Bancshares, Inc. and Tom C. Nichols*
10.7	Employment Agreement, dated June 30, 1999, between State National Bancshares, Inc. and Don E. Cosby*
10.8	Employment and Non Compete Agreement, dated April 23, 2004, between State National Bancshares, Inc. and Gary G. Johnson*
10.9	Employment and Non Compete Agreement, dated April 23, 2004, between State National Bancshares, Inc. and Morrie B. Minshew*
10.10	Employment and Non Solicitation Agreement, dated April 23, 2004, between State National Bancshares, Inc. and Douglas L. Terry*
10.11	Employment and Non Solicitation Agreement, dated April 23, 2004, between State National Bancshares, Inc. and David Woodle*
10.12	Agreement and Plan of Reorganization, dated as of April 12, 2004, by and between State National Bancshares, Inc. and Mercantile Bank Texas*
10.13	First Amendment to Agreement and Plan of Reorganization, dated as of June 16, 2004, by and between State National Bancshares, Inc. and Mercantile Bank Texas*
10.14	Agreement and Plan of Share Exchange, dated as of June 16, 2004, by and between State National Bancshares, Inc. and Mercantile Bank Texas*
21	List of Subsidiaries of State National Bancshares, Inc.*
23.1	Consent of Deloitte & Touche, LLP, independent registered public accounting firm*
23.2	Consent of George Morgan & Sneed, P.C.*
23.3	Consent of Jenkens & Gilchrist, a Professional Corporation (contained in Exhibits 5.1)*
24.1	Power of Attorney of Directors and Executive Officers of the Company included on the signature page of this registration statement and incorporated herein by reference*

*
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
EXHIBIT INDEX